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                                                                      Exhibit 99


                           UNISOURCE WORLDWIDE, INC.

                          DIRECTORS' STOCK OPTION PLAN

                As Amended and Restated as of January 28, 1998


     1. Purpose. The purpose of this Directors' Stock Option Plan (the "Plan") of Unisource Worldwide, Inc. ("Unisource") is to promote an identity of interest between Unisource and its directors and to attract and retain highly competent individuals to serve as members of Unisource's Board of Directors.

     2. Effective Date. This Plan shall become effective as of December 1, 1996.

     3. Stock. There are authorized for issuance or delivery upon the exercise of options to be granted from time to time under the Plan an aggregate of 250,000 shares of Unisource's common stock, no par value, subject to adjustment as provided hereinafter in paragraph 13. Such shares may be, in whole or in part, authorized but unissued shares, whether now or hereafter authorized, or issued shares which have been reacquired by Unisource. If any option under this Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the shares which have not been purchased thereunder shall again become available for the purpose of this Plan.

     4.   Administration.

          (a) The Plan shall be administered by the Human Resources Committee (the "Committee") of the Board of Directors of Unisource (the "Board") or by the Board, except as provided otherwise in the Plan. If the Board determines that it shall administer the Plan, all references in the Plan to the "Committee" shall be deemed to refer to the Board. Any action taken by the Board relating to the Plan will be taken only if, in addition to any other required vote, such action is approved by the affirmative vote of a majority of those directors (whether or not a quorum) who are not then eligible to participate in the Plan.

          (b) Without limiting the foregoing, the Board may determine that grants of options under the Plan shall be subject to Board approval if the Board determines that such approval is necessary or appropriate to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

          (c) The Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations and take all other actions deemed necessary or advisable in administering the Plan.

          (d) The determinations of the Committee on the matters referred to in this paragraph 4 shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any grant hereunder.

          (e) An Administrator of the Plan may from time to time be appointed by the Committee. Such Administrator shall be responsible for the general administration of the Plan under the policy guidance of the Committee. The Administrator shall be in the employ of Unisource and shall be compensated for services and expenses by Unisource according to its normal employment policies, without special or additional compensation, other than reimbursement of expenses, for his or her services as the Administrator.

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     5.   Automatic Annual Stock Option Awards.

          (a) Each year, for as long as the Plan remains in effect, each person who is not then an employee of Unisource or any of its subsidiary corporations (as defined in Section 424 of the Internal Revenue Code of 1986, as amended) and who is elected a director of Unisource at Unisource's annual meeting of shareholders shall automatically be granted an option (a "Regular Option") to purchase 800 shares of common stock of Unisource (subject to adjustment as provided hereinafter in paragraph 13) immediately following the annual meeting of shareholders. An individual who ceases to be a director of Unisource at the annual meeting of shareholders shall not be entitled to receive a grant of a Regular Option at that date. Each Regular Option shall be evidenced by an option award document which shall comply with and be subject to the applicable terms and conditions set forth in the Plan.

          (b) The exercise price for each Regular Option granted under the Plan shall be 100% of the Fair Market Value of shares of Unisource common stock on the date on which the option is granted (the "Grant Date"). For purposes of this Plan, "Fair Market Value" shall be the closing price per share of Unisource common stock as reported on the New York Stock Exchange Composite Tape.

          (c) Each Regular Option may be exercised after the date that is six months following the Grant Date. However, if the director ceases to be a member of the Board on account of attainment of retirement age specified by the Board, death or disability, as determined by the Board, the Regular Option shall be exercisable as of the date on which the director ceases to be a member of the Board.

          (d) Each Regular Option shall have a term of ten years from the Grant Date. No option granted under the Plan shall be exercisable after the expiration of its term. Each Regular Option shall be subject to termination before its date of expiration as herein provided in Paragraph 7 below.

     6.   Elective Annual Stock Option Awards.

          (a) Each year, for as long as the Plan remains in effect, each person who is not then an employee of Unisource or any of its subsidiary corporations, who is elected a director of Unisource at Unisource's annual meeting of shareholders, and who has filed with Unisource an election to receive a stock option in lieu of the Annual Retainer (or a portion thereof) to be earned by such director in each Plan Year during which he or she shall serve as director, shall receive an option (a "Discounted Option") to purchase shares of Unisource common stock. The Discounted Option shall be granted immediately following the annual meeting of shareholders. An individual who ceases to be a director of Unisource at the annual meeting of shareholders shall not be entitled to receive a grant of a Discounted Option at that date. Each Discounted Option shall be evidenced by an option award document which shall comply with and be subject to the applicable terms and conditions set forth in the Plan.

          (b) The number of shares of Unisource common stock subject to each Discounted Option granted to a director for a Plan Year shall be equal to the nearest number of whole shares determined in accordance with the following formula:

                   Annual Retainer              =     Number of Shares
                  -------------------------
                   Fair Market Value minus
                   Exercise Price

No fractional shares shall be issued, nor shall cash payments be made in lieu of fractional shares. "Exercise Price" shall be defined as set forth in Subsection 6(c), and "Fair Market Value" and "Grant Date" shall be defined as set forth in Subsection 5(b). "Annual Retainer" shall mean the amount of fees which the director will be entitled to receive during a Plan Year for serving as a director or a member (or chairman) of one or more committees of the Board or a trustee (or trustee chairman) of any of Unisource's employee benefit plan trusts; provided, however, that if a director elects to receive a stock option in lieu of

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only a portion of the Annual Retainer, the Annual Retainer for purposes of the foregoing formula shall equal the portion of the Annual Retainer so elected. For purposes of this Plan, "Annual Retainer" shall not include fees or expenses for attendance at meetings of the Board or any committee of the Board or for any other services to be provided to Unisource except as set forth herein.

          (c) The "Plan Year" is the twelve month period beginning each February 1 and ending on the last day of January. However, if the Company's annual meeting of shareholders is held in a month other than January, the Board may change the Plan Year to a period that corresponds appropriately to the date of the annual meeting of shareholders.

          (d) The exercise price for each Discounted Option granted under the Plan shall be 25% to 75% (as determined by the Board) of the Fair Market Value of shares of Unisource common stock on the Grant Date.

          (e) Each Discounted Option may be exercised after the date that is twelve months following the Grant Date. However, except as provided below, if the Director ceases to be a member of the Board on account of attainment of retirement age specified by the Board, death or disability, as determined by the Board, the Discounted Option shall be exercised as of the date on which the director ceases to be a member of the Board.

          (f) Notwithstanding the foregoing, if a director ceases to be a member of the Board for any reason, any portion of a Discounted Option that is attributable to a portion of an Annual Retainer that has not yet been earned shall automatically abate and be canceled.

     7. Termination of Directorship. The rights of a director in an option under the Plan shall not terminate upon such director's termination as a director for any reason (including retirement because of age, death or disability), except as provided in Subsection 6(f) above or except as provided below. Except as provided in Subsection 6(f) above, any option granted to a director and outstanding on the date of his or her death may be exercised by the administrator of such director's estate or the person to whom the option shall have been validly transferred by will or the laws of descent and distribution, but not beyond the first to occur of (i) the expiration of twelve months from the date of the director's death, or (ii) the specified expiration date of the option. Upon the first to occur of the foregoing events, the option shall terminate.

     8. Conversion of Alco Options. In connection with the distribution by Alco Standard Corporation ("Alco") of the common stock of Unisource to Alco's shareholders, the Unisource directors who were members of the Alco Board of Directors immediately before the distribution may elect, prior to the distribution, to have their outstanding options to purchase Alco stock that were granted under Alco's stock option plans for directors converted into options to purchase Unisource common stock. The options to purchase Alco stock shall be converted into options to purchase Unisource stock according to a formula approved by the Board and the Alco Board of Directors that is intended to preserve the economic value of the options as of the date of the conversion. In all other respects, the terms of such Unisource options shall be substantially identical to the terms of the replaced Alco options, except that membership on the Unisource Board shall be considered continued Board membership for purposes of the Unisource options. The new Unisource options shall be administered pursuant to the terms of this Plan. Each new Unisource option shall be evidenced by an option award document which shall comply with and be subject to the applicable terms and conditions set forth in the Plan.

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     9.  Exercise of Options.  Options may be exercised only by written notice to Unisource. The full exercise price for the shares as to which options are exercised shall be paid in cash, by check payable to Unisource, or by delivering to the Administrator the number of shares of Unisource common stock with a fair market value (on the date of exercise) equal to the exercise price.

     10. Limitations.

          (a) No options may be granted pursuant to this Plan after November 30, 2006.

          (b) No option granted pursuant to this Plan shall be transferable by the optionee otherwise than by will or the laws of descent and distribution, and an option shall be exercisable during the optionee's lifetime only by the optionee.

     11. Withholding Taxes. Whenever shares of Unisource common stock are to be issued or delivered, the Committee shall have the right to require the recipient to remit to Unisource an amount sufficient to satisfy any required federal, state or local income or employment tax withholding requirements.

     12. Limitation of Rights.

          (a) Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan, shall constitute evidence of any agreement or understanding, expressed or implied, that Unisource will nominate any director for reelection by Unisource's shareholders.

          (b) An optionee shall have no rights as a shareholder with respect to any shares covered by an option until the option is duly exercised. Except as is described in Paragraph 13 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

     13. Adjustments. If the outstanding shares of Unisource common stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary cash dividends) are distributed with respect to such shares of Unisource common stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of Unisource, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin off, split off, or other distribution with respect to such shares of common stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of options to be granted annually under the Plan, (iii) the number and kind of shares or other securities subject to then outstanding options under the Plan, and (iv) the price for each share subject to any then outstanding options under the Plan. No fractional shares will be issued under the Plan on account of any such adjustments.

     14. Amendment and Termination. The Board shall have complete power and authority to terminate and in any respect amend or modify the Plan, except to the extent that the approval of Unisource's shareholders is required under applicable law. No amendment, modification or termination of the Plan may have a material adverse effect on the rights of a participant with respect to any option previously granted, without his or her consent.

     15. Government and Other Regulations. The obligation of Unisource to sell, issue and deliver shares upon exercise of options granted under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

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     16.  Other Actions.  Nothing contained in the Plan shall be construed to limit the authority of Unisource to exercise its corporate rights and powers including, but not limited to, the right of Unisource to grant options for proper corporate purposes otherwise than under the Plan.

     17. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.